CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of Advisor Managed Portfolios, and to the use of our report dated December 2, 2022 on the financial statements and financial highlights of Regan Total Return Income Fund, formerly a series of shares of beneficial interest in the Trust for Advised Portfolios. Such financial statements and financial highlights appear in the September 30, 2022 Annual Report to Shareholders which is incorporated by reference into the Statement of Additional Information.

BBD, LLP
BBD, LLP
Philadelphia, Pennsylvania
December 14, 2023